UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

               Current Report Pursuant To Section 13 Or 15(d) Of
                      The Securities Exchange Act Of 1934


                          Date Of Report: July 20, 2001
                        (Date Of Earliest Event Reported)

                           MONTEREY BAY BANCORP, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

            DELAWARE                                        77-0381362
(State Or Other Jurisdiction Of                  (I.R.S. Employer Identification
 Incorporation Or Organization)                               Number)



                         Commission File Number: 0-24802

              567 Auto Center Drive, Watsonville, California 95076
               (Address Of Principal Executive Offices)(Zip Code)

                                (831) 768 - 4800
              (Registrant's Telephone Number, Including Area Code)

                             WWW.MONTEREYBAYBANK.COM
                          (Registrant's Internet Site)

                            INFO@MONTEREYBAYBANK.COM
                     (Registrant's Electronic Mail Address)


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


Item 5.       Other Events

       On July 20, 2001, Monterey Bay Bancorp, Inc. ("Registrant" and "Company") issued a press release that announced:

o financial and operating results for the three and six month periods ended June 30, 2001

o the hiring of a new Senior Vice President for the Company's wholly owned subsidiary, Monterey Bay Bank

o      the continuing arbitration of claims by a former executive


Item 7.       Financial Statements and Exhibits

         (c)  Exhibits

         The following Exhibits are filed as part of this Report:

              99.1     Press Release dated July 20, 2001.




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





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      Monterey Bay Bancorp, Inc.
                                                                    (Registrant)




Date:      July 20, 2001        By:  /s/ C. Edward Holden
                                     --------------------
                                     C. Edward Holden
                                     Chief Executive Officer
                                     President
                                     Vice Chairman Of The Board Of Directors

Date:      July 20, 2001        By:  /s/ Mark R. Andino
                                     ------------------
                                     Mark R. Andino
                                     Chief Financial Officer
                                     Treasurer
                                     (Principal Financial & Accounting Officer)




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





                                  EXHIBIT INDEX

Exhibit Number                      Exhibit
--------------                      -------

Exhibit 99.1                        Press Release Dated July 20, 2001






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



Exhibit 99.1

July 20, 2001

FOR IMMEDIATE RELEASE
---------------------

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

                  SECOND QUARTER AND YEAR TO DATE 2001 RESULTS;
               HIRING OF A SENIOR EXECUTIVE FOR MONTEREY BAY BANK;
             CONTINUING ARBITRATION OF CLAIMS BY A FORMER EXECUTIVE

                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market

         Watsonville, CA. July 20, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $949 thousand, equivalent to $0.29 diluted earnings per share, for the quarter ended June 30, 2001, compared to net income of $554 thousand, or $0.18 diluted earnings per share, for the same period in 2000. Net income during the quarter ended March 31, 2001 (the immediately preceding quarter) was $602 thousand, equivalent to $0.18 diluted earnings per share.

         For the six months ended June 30, 2001, net income was $1.6 million, equivalent to $0.47 diluted earnings per share. This compares to net income of $1.4 million, or $0.43 diluted earnings per share, for the first six months of 2000. Net income during the first half of 2001 was impacted by (pre-tax) operating costs for the conversion of the Company's core data processing system ($447 thousand) and legal expenses associated with the arbitration of claims by a former executive ($161 thousand).

         During the second quarter of 2001, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of consumers and businesses throughout the Greater Monterey Bay Area. Key accomplishments during the second quarter of 2001 included the expanded utilization of the new core data processing system implemented in March, 2001, the hiring of several new professional bankers, and the attainment of record levels of total assets, loans, and deposits at June 30, 2001.

         Net interest income increased from $4.6 million and $9.0 million during the second quarter and first half of 2000, respectively, to $4.8 million and $9.5 million during the same periods in 2001 primarily due to greater average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 3.79% and 3.81% for the three and six months ended June 30, 2001, down from 3.85% and 3.86% during the same periods in 2000. The Company's margins were impacted in the most recent quarter by a shift in loan mix toward residential mortgages. Margins were also hampered by the Company's offering higher than normal relative retail deposit pricing to facilitate customer retention following the core systems conversion. In addition, during the second quarter of 2001, the Company experienced difficulty adjusting its NOW and Savings deposit rates at the same pace as the declines in indices utilized for adjustable rate loans, as the NOW and Savings deposit rates were already at low nominal levels.

         The Company recorded a $300 thousand provision for loan losses during the second quarter of 2001, down from $775 thousand during the second quarter of 2000. For the first six months of 2001, the Company recorded $800 thousand in provisions for loan losses, compared to $1.0 million during the same period in 2000. The Company's ratio of loan loss reserves to loans outstanding increased slightly from 1.35% at December 31, 2000 to 1.37% at June 30, 2001. No recoveries were realized during the first half of 2001, and charge-offs during the six month period totaled $26 thousand.

Monterey Bay Bancorp, Inc.
Press Release                                                            Page 2
July 20, 2001

         The Company's management remains concerned about the negative impacts upon the loan portfolio arising from the following factors:

o the California energy crisis, with effects upon the availability and price of electricity, business costs, consumer spending and disposable income, and the pace of economic activity in the State

o the financial difficulties experienced by many technology related companies in the Silicon Valley area adjacent to the Bank's primary market areas

o the impact of lower technology stock prices on consumer spending, liquidity, and investment, with a particular concern regarding the effects on the demand and pricing for real estate in the Bank's primary market areas

o the significant number of layoffs announced during the first half of 2001 by California companies, with a related rise in the rate of unemployment in California

o    the general reduction in national economic growth

         The Company commenced a special credit review during the second quarter of 2001 with the intent to identify significant credits that might be particularly and materially adversely impacted by the California energy crisis. This special review was in addition to the ongoing credit monitoring processes conducted by the Company. To date, no loans have been identified as being directly and materially adversely affected by the California energy crisis. The Company has historically focused on real estate loans and has conducted only limited lending to manufacturers and other industries with a significant rate of energy utilization. The Company intends to continue this special credit review during the third quarter of 2001. In addition, the Company now includes an analysis of borrowers' exposure to energy availability and prices as part of its underwriting process for new loans.

         The Company is in the process of upgrading the backup electricity generator at its main administrative office. The upgraded unit will have sufficient capacity to power the entire building for up to several days, as compared to the current generator that is primarily designed to support the Company's computer servers and network. Through mid-July 2001, various factors had favorably combined to limit electricity blackouts in California to relatively few occurrences.

         Non-accrual loans at June 30, 2001 totaled $1.1 million, down from $4.7 million at December 31, 2000. The payoff in full on two large non-accrual loans in April 2001, as previously announced, accounted for most of the decline.
Non-accrual loans at June 30, 2001 were primarily comprised of delinquent residential mortgages. The Company had no foreclosed real estate at June 30, 2001.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
July 20, 2001

         The special residential loan pool that the Company purchased in 1998 has paid down significantly in recent months. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained, at purchase, a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contains a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through June 30, 2001, the Company has allocated certain reserves to this pool due to concerns regarding the potential losses by the seller in honoring the guaranty, the present delinquency profile of the pool, and the differential between loan principal balances and current appraisals for foreclosed loans and loans in the process of foreclosure. The original balance of the special residential loan pool in 1998 was $40.0 million, which was paid down to $8.1 million at June 30, 2001. In late July, the Company is scheduled to receive approximately $700 thousand in additional principal repayments associated with June activity.

         Non-interest income totaled $695 thousand and $1.3 million during the three and six months ended June 30, 2001, comparing favorably to $583 thousand and $1.1 million during the same periods in 2000.

         Service charge income rose from $312 thousand and $592 thousand during the three and six months ended June 30, 2000 to $473 thousand and $882 thousand during the same periods in 2001. This increase in part resulted from the revised fee and service charge schedule implemented with the new core processing system in March, 2001. The Bank has also benefited from fees generated from an additional remote ATM during the first six months of 2001 that was not in place in the first half of the prior year. In addition, selected higher ATM fees and increased debit card transaction volume contributed to a $44 thousand increase in combined ATM and debit card fee income in the first six months of 2001 versus the same period in 2000.

         There were no sales of mortgage backed and investment securities during the second quarter of 2001. During the second quarter of 2000, security sales generated a pre-tax gain of $2 thousand. For the six months ended June 30, 2001, security sales produced a pre-tax gain of $34 thousand, versus a pre-tax loss of $77 thousand during the first half of 2000. Although many of the Company's securities appreciated during the second quarter of 2001 in conjunction with interest rate cuts implemented by the Federal Reserve, management decided to retain the securities as a means of generating net interest income.

         Loan servicing income totaled $41 thousand and $43 thousand during the three and six months ended June 30, 2001, compared to $24 thousand and $61 thousand during the same periods in 2000. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis. As a result, the portfolio of loans serviced for others is declining as loans pay off. At June 30, 2001, the Company serviced $51.0 million in various types of loans for other investors, compared to $62.0 million at December 31, 2000.

         During the second quarter of 2001, the Company continued the revamping of its non-FDIC insured investment sales program to improve franchise value and better integrate this operation with the overall strategic plan. Staffing changes contributed to commissions from the sale of annuities, mutual funds, insurance, and individual securities declining from $183 thousand and $390 thousand during the three and six months ended June 30, 2000 to $71 thousand and $188 thousand during the same periods in 2001. Commission revenue during the third quarter of 2001 is anticipated to be below the similar period in 2000. Revenue from the sale of non-FDIC insured investments has also been hampered during the first half of 2001 versus the same period in the prior year by less favorable capital market conditions.

Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
July 20, 2001

         Non-interest expense totaled $3.5 million and $7.4 million for the three and six months ended June 30, 2001, compared to $3.4 million and $6.7 million for the same periods in 2000. Total non-interest expense in 2001 has been increased by costs for the data processing conversion ($447 thousand) and legal expenses associated with the arbitration of claims by a former executive ($161 thousand). Costs for the data processing conversion included deconversion fees to the prior service bureau, printing and postage costs for additional customer communications, employee training and travel costs, and consulting fees for technology professionals retained to assist with and speed the implementation of the new system.

         During the first half of 2001, the Company has adjusted its staffing to advance the strategic plan. During 2001, the Bank has added an additional commercial loan officer and hired three new professional bankers. Staffing has increased in the data processing function, coincident with the Company's shifting from an external service bureau to in-house data processing. The change in the Company's systems environment also impacted various other operating expenses. Data processing fees were much lower in the second quarter of 2001 than the same period in 2000, while equipment expense was higher due to the added depreciation from the new hardware and software installed in 2001. In addition to the aforementioned increase in non-interest income, the Company's new client-server technology platform, combined with the associated product redesign, has fostered various operating efficiencies, including reduced costs for customer statements, certificate of deposit maturity notices, and certain electronic transaction processing.

         Advertising and promotion costs were lower in the three and six months ended June 30, 2001 than during the same periods the prior year. This stemmed from the Company's awaiting the completion of the systems conversion and product redesign prior to conducting extensive advertising. By mid-2001, however, the Bank had commenced a significant local radio advertising campaign focused on building customer relationships and centered about the theme "Monterey Bay Bank. Expect More. Get The Best."

         Total assets increased from $486.2 million at December 31, 2000 to a record $518.8 million at June 30, 2001.

         Cash & cash equivalents decreased from $25.2 million at December 31, 2000 to $11.2 million at June 30, 2001 due to the Company's increased investment in the loan portfolio, including significant credit originations and asset purchases at the end of the second quarter.

         Investment and mortgage backed securities decreased from $50.3 million at December 31, 2000 to $45.9 million at June 30, 2001. During the second quarter of 2001, the Company utilized cash flows from prepayments on mortgage related securities to fund the expansion in the loan portfolio. No securities were purchased during the three months ended June 30, 2001.

         Loans  held for sale  totaled  $383  thousand  at June  30,  2001.  The
Company's pace of mortgage banking activity has accelerated in 2001 in conjunction with the Federal Reserve's six interest rate cuts and declines in mortgage rates from their levels of one year ago, generating borrower impetus to refinance. The Company sells most of its long term, fixed rate residential mortgage production into the secondary market on a servicing released basis. Gains on the sale of loans originated for sale totaled $29 thousand during the first half of 2001, compared to $11 thousand during the first six months of 2000. The Company sells its long term, fixed rate residential mortgages and purchases more interest rate sensitive loans as part of its interest rate risk management program.

Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
July 20, 2001

         Loans held for investment, net, increased from $391.8 million at December 31, 2000 to a record $441.1 million at June 30, 2001. The increase resulted from a combination of strong internal loan originations and from pool purchases of various types of California real estate loans. Net loans as a percentage of total assets increased from 80.6% at December 31, 2000 to 85.1% at June 30, 2001, in conjunction with the Company's strategy supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital. However, because $21.4 million in loan pool purchases were funded in June 2001, the Company generated only limited net interest income from such during the second quarter.

         Even with the strong second quarter 2001 loan production, the Company's pipeline at June 30, 2001 remained at a historically high level, including $35.0 million in outstanding firm loan commitments by the Bank, portending additional loan portfolio expansion during the third quarter of 2001. The pipeline at June 30, 2001 included a number of commercial credits, as the Company has continued to gradually expand its lending to local businesses in conformity with its strategic plan. Commercial loans represented 1.3% of gross loans at June 30, 2001.

         The Company reversed its long term loan portfolio diversification away from residential mortgages during the first half of 2001, in part due to management's concerns about the near term status of the California economy in general and construction lending in particular. Residential mortgages comprised 43.4% of gross loans at June 30, 2001, up from 37.8% at December 31, 2000. In contrast, construction loans declined from 13.9% of gross loans at December 31, 2000 to 10.0% of gross loans at June 30, 2001.

         Premises and equipment, net, increased from $7.4 million at December 31, 2000 to $7.9 million at June 30, 2001 primarily due to hardware and software purchases in support of the new core processing system.

         Deposits increased from $407.8 million at December 31, 2000 to $418.3 million at June 30, 2001, with the increase concentrated in certificates of deposit. Following the computer systems conversion, the Company experienced an increase in the rate of deposit account closures, with the account closures concentrated in lower balance accounts that are now subject to service charges in conjunction with a new fee and service charge schedule implemented with the computer systems conversion. Net transaction account generation was also slowed during the second quarter of 2001, as the Company adjusted its fees and practices to address competitive conditions and operational issues that stemmed from the new data processing environment.

         Borrowings increased from $32.6 million at December 31, 2000 to $51.8 million at June 30, 2001. During 2001, the Company has utilized FHLB advances to fund some of the expansion in the loan portfolio. All of the Company's FHLB advances at June 30, 2001 were fixed rate, fixed term borrowings without call or put option features.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized". The Bank remains well in excess of the institution specific regulatory capital requirements imposed by the Office of Thrift Supervision during the first quarter of 2000 in conjunction with the special residential mortgage pool. To support the Bank's growth during the first half of 2001, Monterey Bay Bancorp, Inc. downstreamed $300 thousand in capital to Monterey Bay Bank during June, 2001.

Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
July 20, 2001

         Consolidated stockholders' equity increased from $43.8 million at December 31, 2000 to $47.1 million at June 30, 2001 due to a combination of net income, continued amortization of deferred stock compensation, Directors receiving their fees in Company stock, appreciation in the portfolio of securities classified as available for sale, and the exercise of vested stock options. The Company did not conduct any share repurchases during the first half of 2001. The Company's tangible book value per share increased from $12.54 at December 31, 2000 to $13.21 at June 30, 2001.

         The Bank recently hired Susan M. Carlson as Senior Vice President and Chief Administrative Officer. Ms. Carlson has over twenty years of banking experience, and has previously served the Bank in a consulting capacity. In her new position, Ms. Carlson will be responsible for the Bank's human resources, training, facilities management, and marketing functions. Her position will include tasks performed by the previous Director of Human Resources, who resigned from the Bank during the second quarter of 2001.

         The Company participated in binding arbitration during the second quarter of 2001 to address claims by the former President and Chief Operating Officer regarding payments due under his employment contracts. The arbitration process will continue during the third quarter of 2001. In the third quarter of 2000, the Company established a $250 thousand reserve for the settlement of these claims, exclusive of legal costs that are being recognized as incurred. At this time, the Company, following consultation with counsel, believes this reserve to be adequate to cover its liabilities in this regard.

         In reviewing the most recent quarter, C. Edward Holden, Chief Executive Officer & President, commented "The Company achieved a number of key objectives during the second quarter of 2001. We improved our utilization of the new core data processing system that was implemented at the end of the first quarter, enhancing customer service and bolstering our internal efficiency. Our customers will experience further benefits in coming months, as there are additional features and technologies we have yet to implement. Our commercial banking business expanded as we attracted a number of new customers who sought the type of relationship banking approach that is the focus of our marketing efforts. We hired several new professional bankers to augment our sales to doctors, accountants, attorneys, and other professionals while also providing improved service to our existing retail customers. In summary, it was an incredibly active quarter as we accelerated the implementation of our strategic plan of transforming the Company into a community based financial services firm."

         Mr. Holden continued, "In light of the slowdown in the national and California economies, the financial difficulties being experienced by segments of the technology industry located adjacent to our primary market area, and the uncertain impact of the California energy crisis, the Company increased its focus on relatively lower risk residential lending during the second quarter of 2001. The Company's credit profile at June 30, 2001 was the most favorable its has been in the past 18 months. While this shift in focus may restrain the Company's margins in the short term, we believe maintaining a keen emphasis on credit quality at this point in the economic cycle to be prudent management. When the national and California economies rebound, the Company wants to be well positioned to participate in and actively foster the prosperity and quality of life in the Greater Monterey Bay Area. In that regard, the Company is considering potential future sites for additional branches and stand alone ATM's, in addition to an expansion in the scope of electronic financial services offered."

Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
July 20, 2001

         McKenzie Moss, Chairman of the Board of Directors, commented "The Board of Directors, while somewhat pleased with the Company's improved earnings in 2001 versus the first half of 2000, acknowledges their job is to deliver a more competitive return on stockholders' equity. Our transformation strategy has commenced and is bearing economic fruit; however, additional investment will be required to advance the implementation of the strategic plan. We appreciate the support expressed by our customers and stockholders. Members of the Board continue to receive retainer fees exclusively in MBBC common stock, one of many ways to communicate our dedicated support for the Company and our alignment with stockholder interests."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the maximum allowed by law.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory actions, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of new employees, expected loan payments, the successful future utilization and efficacy of new technology, the impact of the California energy crisis, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:
                        --------------------------------

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer            or            Chief Financial Officer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com


                             General communication:
                             ----------------------

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768-4800

                              Fax: (831) 722-6794

                         --- financial data follows ---

                           MONTEREY BAY BANCORP, INC.
                        Consolidated Financial Highlights
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)

                                                                   June 30,         December 31,
Financial Condition Data                                             2001               2000
------------------------------------------------------               ----               ----
Cash and cash equivalents                                         $  11,150          $  25,159
Investment and mortgage backed securities available for sale         45,889             50,310

Loans held for sale                                                     383                 --

Loans receivable held for investment:
      Residential one to four unit real estate loans                202,650            160,155
      Multifamily five or more units real estate loans               88,442             76,727
      Commercial and industrial real estate loans                   103,890            102,322
      Construction loans                                             46,613             59,052
      Land loans                                                     13,097             16,310
      Other loans                                                    12,455              9,379
                                                                  ---------          ---------
   Sub-total gross loans held for investment                        467,147            423,945

   (Less) / Plus:
      Undisbursed construction loan funds                           (19,928)           (26,580)
      Unamortized purchase premiums, net of purchase discounts          205                 21
      Deferred loan fees and costs, net                                (158)              (202)
      Allowance for loan losses                                      (6,138)            (5,364)
                                                                  ---------          ---------
Loans receivable held for investment, net                           441,128            391,820

Investment in capital stock of the Federal Home Loan Bank             2,981              2,884
Accrued interest receivable                                           3,126              2,901
Premises and equipment, net                                           7,870              7,375
Core deposit intangibles, net                                         1,854              2,195
Real estate acquired via foreclosure, net                                --                 --
Other assets                                                          4,416              3,546
                                                                  ---------          ---------
Total assets                                                      $ 518,797          $ 486,190
                                                                  =========          =========

Non-interest bearing demand deposits                              $  20,248          $  17,065
Interest bearing NOW checking accounts                               41,505             41,859
Savings accounts                                                     19,998             16,503
Money market accounts                                                85,151             87,651
Certificates of deposit                                             251,437            244,710
                                                                  ---------          ---------

Total deposits                                                      418,339            407,788
Borrowings                                                           51,766             32,582
Other liabilities                                                     1,548              1,983
                                                                  ---------          ---------
Total liabilities                                                   471,653            442,353
                                                                  ---------          ---------
Stockholders' equity                                                 47,144             43,837
                                                                  ---------          ---------
Total liabilities and stockholders' equity                        $ 518,797          $ 486,190
                                                                  =========          =========


                                                                   Three Months Ended June 30,          Six Months Ended June 30,
                                                                   ---------------------------          -------------------------
Operating Data                                                       2001               2000               2001             2000
------------------------------------------------------               ----               ----               ----             ----

Interest income                                                   $   9,710          $   9,411         $  19,705        $  18,461
Interest expense                                                      4,937              4,859            10,180            9,417
                                                                  ---------          ---------         ---------        ---------

Net interest income before provision for loan losses                  4,773              4,552             9,525            9,044
Provision for loan losses                                               300                775               800            1,025
                                                                  ---------          ---------         ---------        ---------

Net interest income after provision for loan losses                   4,473              3,777             8,725            8,019
Non-interest income                                                     695                583             1,339            1,084
Non-interest expense                                                  3,520              3,369             7,363            6,706
                                                                  ---------          ---------         ---------        ---------

Income before income taxes                                            1,648                991             2,701            2,397
Provision for income taxes                                              699                437             1,150            1,044
                                                                  ---------          ---------         ---------        ---------

Net income                                                        $     949          $     554         $   1,551        $   1,353
                                                                  =========          =========         =========        =========

Shares applicable to basic earnings per share                     3,262,003          3,075,153         3,244,622        3,106,789
Basic earnings per share                                          $    0.29          $    0.18         $    0.48        $    0.44
                                                                  =========          =========         =========        =========

Shares applicable to diluted earnings per share                   3,300,595          3,076,403         3,287,577        3,113,614
Diluted earnings per share                                        $    0.29          $    0.18         $    0.47        $    0.43
                                                                  =========          =========         =========        =========

                                                MONTEREY BAY BANCORP, INC.
                                              Selected Ratios And Other Data
                                                       Unaudited
                                                (Dollars In Thousands)

                                                        Three Months Ended June 30,                   Six Months Ended June 30,
                                                        ---------------------------                   -------------------------
                                                         2001                  2000                   2001                 2000
                                                         ----                  ----                   ----                 ----
Profitability Ratios
------------------------------------------
Return on average assets                                  0.75%                0.47%                  0.62%                0.58%
Return on average equity                                  8.14%                5.57%                  6.84%                6.81%
Interest rate spread during the period                    3.62%                3.59%                  3.64%                3.61%
Net interest income / average total assets                3.79%                3.85%                  3.81%                3.86%
Net interest margin                                       4.01%                4.02%                  4.02%                4.04%
Efficiency ratio                                         64.37%               65.61%                 67.78%               66.21%


Other Information
------------------------------------------
Average total assets                                 $ 503,666            $ 473,461              $ 499,905            $ 468,076
Average interest earning assets                        476,385              452,481                473,482            $ 447,511



                                                           At                   At
                                                         June 30,           December 31,
                                                          2001                 2000
                                                          ----                 ----
Asset Quality Information
------------------------------------------
Non-accrual loans                                      $ 1,070              $ 4,666
Non-performing loans                                     1,070                4,741
Real estate acquired via foreclosure                        --                   --
Allowance for loan losses                                6,138                5,364

Allowance for loan losses / loans outstanding             1.37%                1.35%
Allowance for loan losses / non-accrual loans           573.64%              114.96%


Bank Regulatory Capital Ratios
------------------------------------------
Tangible capital ratio                                    7.97%                8.03%
Core capital ratio                                        7.97%                8.03%
Tier one risk based capital ratio                        10.88%               11.03%
Total risk based capital ratio                           12.14%               12.28%


Other Information
------------------------------------------
Full-service customer facilities                             8                    8
Number of ATM's                                             11                   11
Loan to deposit ratio                                   105.54%               96.08%
Tangible book value per share                           $13.21               $12.54
Shares outstanding                                   3,428,440            3,321,210
